Exhibit (a)(4)

Schedule C
Form of Withdrawal Letter

Good Guys, Inc.

Withdrawal of Previously Tendered Options

Pursuant to the Offer to Purchase Dated November 7, 2003

THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M,
PACIFIC TIME, ON DECEMBER 8, 2003, UNLESS THE OFFER IS EXTENDED

     All terms used in this withdrawal letter (the “Withdrawal Letter”) but not defined herein shall have the meanings ascribed to them in the Offer to Purchase. This Withdrawal Letter is for use by option holders who previously tendered their eligible options.

     Pursuant to the terms and subject to the conditions of the Offer to Purchase dated November 7, 2003, the Election to Tender Options previously submitted to the Company and this Withdrawal Letter, the option holder completing this form hereby withdraws the tender of all eligible options that he or she previously tendered pursuant to the Offer to Purchase and the Election to Tender Options.

The option holder completing this form understands, acknowledges and agrees that:

•	subject to the terms and conditions of the offer, the option holder may withdraw the tender of tendered eligible options prior to 5:00 p.m., Pacific Time, on December 8, 2003;

•	he or she may not rescind any withdrawal, and will not be deemed to properly accept the offer after any valid withdrawal, unless he or she properly re-tenders his or her eligible options before the expiration of the offer by the following the procedures described in the Offer to Purchase;

•	he or she must withdraw from the offer with respect to all his or her tendered eligible options, and may not withdraw from the offer with respect to only a portion of his or her tendered eligible options. All such withdrawn options will remain outstanding pursuant to their current terms and conditions, including their current exercise prices and vesting schedule;

•	neither the Company nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Letter, nor will anyone incur any liability for failure to give any such notice. The Company will determine, in its sole discretion, all questions as to the form and validity, including time of receipt, of Withdrawal Letters. The Company’s determination of these matters will be final and binding on all parties;

•	all authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, the option holder’s death or incapacity, and all of such option holders’ obligations hereunder shall be binding upon his or her heirs, personal representatives, successors and assigns. As stated above, this Withdrawal Letter may not be rescinded; and

•	he or she agrees to all of the terms and conditions of the offer and this Withdrawal Letter.

     This Withdrawal Letter must specify the name of the option holder who is withdrawing from the offer and must be signed by the option holder who submitted the Election To Tender Options.

     Important: To validly withdraw from the offer, the Company must receive, at the address set forth below, the signature page to this Withdrawal Letter, or a facsimile thereof to the number set forth below, properly completed and signed by the option holder, while he or she still has the right to withdraw from the offer.

Good Guys, Inc.
1600 Harbor Bay Parkway, Suite 200
Alameda, CA 94502
Attention: David A. Carter, Chief Financial Officer

(510) 747-6000 (telephone)
(510) 747-6064 (facsimile)

     The method by which the option holder delivers any required document is at the option holder’s option and risk, and the delivery will be deemed made only when actually received by the Company. If the option holder elects to deliver the option holder’s documents by mail, the Company recommends using registered mail with return receipt requested. In all cases, the option holder should allow sufficient time to ensure timely delivery prior to the expiration date.

ELECTION TO WITHDRAW TENDERED OPTIONS

     Set forth below is information regarding eligible options the option holder wishes to withdraw (attach additional sheets, if necessary). Note that all eligible options previously tendered by the option holder must be withdrawn from the offer.

Total Number of
	Exercise Price of Options	Outstanding Options	Number of Options to be
Date of Option Grant	Subject to Grant	Subject to Grant (1)	Tendered

(1) Represents the total number of shares for which the option grant remains outstanding (i.e., the total number of shares for which the option grant has not been exercised).

Total Number of Options to be Withdrawn: ___________

Name:	Date:	____________	, 2003

Spouse (if any):

Name:	Date:	____________	, 2003

This Withdrawal Letter must be signed by the option holder. The Company will not accept any alternative, conditional or contingent elections.

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